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[JP MORGAN LOGO]                                                    [CHASE LOGO]


NEWS RELEASE


FOR IMMEDIATE RELEASE            Investor Contacts: John Borden, 212-270-7318
                                                    Ann Patton, 212-648-9446

                                 Media Contacts:    Jon Diat, 212-270-5089
                                                    Kristin Lemkau, 212-648-9583



                CHASE AND J.P. MORGAN SHAREHOLDERS APPROVE MERGER

                                  ------------

                           SET DECEMBER 31ST TO MERGE


         NEW YORK, DECEMBER 22 - The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated today announced that, at separate meetings, their respective shareholders had approved the merger of the two companies.

         The merger agreement provides that 3.7 shares of common stock of Chase
- which will be renamed J.P. Morgan Chase & Co. at the close of the merger -- be exchanged for each share of J.P. Morgan common stock. Each series of preferred stock of J.P. Morgan will be exchanged for a similar series of preferred stock of J.P. Morgan Chase & Co.

         Chase and J.P. Morgan also announced that they had received all regulatory approvals necessary to consummate their merger. Accordingly, the merger will close on December 31, 2000. Following the closing, Chase stock will continue to trade on the New York Stock Exchange under the new name, J.P. Morgan Chase & Co., and the ticker symbol will change from "CMB" to "JPM." J.P. Morgan stock will no longer trade. Trading under the new stock symbol ("JPM") is expected to commence on January 2, 2001.

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